Exhibit 4.4

MILLENNIUM CHEMICALS INC.
2001 OMNIBUS INCENTIVE COMPENSATION PLAN

TABLE OF CONTENTS

ARTICLE 1. ESTABLISHMENT, OBJECTIVES, AND DURATION

1.1	ESTABLISHMENT OF THE PLAN
1.2	OBJECTIVES OF THE PLAN
1.3	DURATION OF THE PLAN

ARTICLE 2. DEFINITIONS

2.1	"AFFILIATE"
2.2	"AWARD"
2.3	"AWARD AGREEMENT"
2.4	"BOARD" OR "BOARD OF DIRECTORS"
2.5	"CASH-BASED AWARD"
2.6	"CHANGE IN CONTROL"
2.7	"CODE"
2.8	"COMMITTEE"
2.9	"COMPANY"
2.10	"DIRECTOR"
2.11	"DISABILITY"
2.12	"EFFECTIVE DATE"
2.13	"EMPLOYEE"
2.14	"EXCHANGE ACT"
2.15	"FAIR MARKET VALUE"
2.16	"FREESTANDING SAR"
2.17	"INCENTIVE STOCK OPTION"
2.18	"INSIDER"
2.19	"NONQUALIFIED STOCK OPTION"
2.20	"OPTION"
2.21	"OPTION PRICE"
2.22	"PARTICIPANT"
2.23	"PERFORMANCE-BASED AWARD"
2.24	"PERFORMANCE-BASED-EXCEPTION"
2.25	"PERFORMANCE SHARE"
2.26	"PERFORMANCE UNIT"
2.27	"PERIOD OF RESTRICTION"
2.28	"PERSON"
2.29	"RESTRICTED STOCK"
2.30	"RETIREMENT"
2.31	"SHARES"
2.32	"STOCK APPRECIATION RIGHT"
2.33	"STOCK AWARD"
2.34	"SUBSIDIARY"
2.35	"TANDEM SAR"

ARTICLE 3. ADMINISTRATION

3.1	GENERAL
3.2	AUTHORITY OF THE COMMITTEE
3.3	DECISIONS BINDING

ARTICLE 4. SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1	NUMBER OF SHARES
4.2	ADJUSTMENTS IN AUTHORIZED SHARES

ARTICLE 5. ELIGIBILITY AND PARTICIPATION

5.1	ELIGIBILITY
5.2	ACTUAL PARTICIPATION

ARTICLE 6. STOCK OPTIONS

6.1	GRANT OF OPTIONS
6.2	AWARD AGREEMENT
6.3	OPTION PRICE
6.4	DURATION OF OPTIONS
6.5	EXERCISE OF OPTIONS
6.6	PAYMENT
6.7	RESTRICTIONS ON SHARE TRANSFERABILITY
6.8	TERMINATION OF EMPLOYMENT/DIRECTORSHIP
6.9	POST-EMPLOYMENT EXERCISES
6.10	NONTRANSFERABILITY OF OPTIONS
6.11	REQUIREMENTS FOR INCENTIVE STOCK OPTIONS

ARTICLE 7. STOCK APPRECIATION RIGHTS

7.1	GRANT OF SARs
7.2	SAR AGREEMENT
7.3	TERM OF SARS
7.4	EXERCISE OF FREESTANDING SARS
7.5	EXERCISE OF TANDEM SARS
7.6	PAYMENT OF SAR AMOUNT
7.7	TERMINATION OF EMPLOYMENT/DIRECTORSHIP
7.8	POST-EMPLOYMENT EXERCISES
7.9	NONTRANSFERABILITY OF SARs

ARTICLE 8. RESTRICTED STOCK

8.1	GRANT OF RESTRICTED STOCK
8.2	RESTRICTED STOCK AGREEMENT
8.3	TRANSFERABILITY
8.4	OTHER RESTRICTONS
8.5	VOTING RIGHTS
8.6	DIVIDENDS AND OTHER DISTRIBUTIONS
8.7	TERMIANTION OF EMPLOYENT/DIRECTORSHIP

ARTICLE 9. PERFORMANCE UNITS, PERFORMANCE SHARES AND CASH-
BASED AWARDS; STOCK AWARDS

9.1	GRANT OF PERFORMANCE UNITS/SHARES AND CASH-BASED
AWARDS
9.2	VALUE OF PERFORMANCE UNITS/SHARES AND CASH-BASED
AWARDS
9.3	EARNING OF PERFORMANCE UNITS/SHARES AND CASH-BASED
AWARDS
9.4	FORM AND TIMING OF PAYMENT OF PERFORMANCE
UNITS/SHARES AND STOCK/CASH-BASED AWARDS
9.5	TERMINATION OF EMPLOYMENT/DIRECTORSHIP
9.6	NONTRANSFERABILITY
9.7	STOCK AWARDS

ARTICLE 10. PERFORMANCE-BASED AWARDS AND PERFORMANCE
MEASURES

10.1	PERFORMANCE-BASED AWARDS
10.2	PERFORMANCE MEASURES

ARTICLE 11. BENEFICIARY DESIGNATION

ARTICLE 12. DEFERRALS

ARTICLE 13. RIGHTS OF EMPLOYEES/DIRECTORS

13.1	EMPLOYMENT
13.2	PARTICIPATION
13.3	RIGHTS AS A STOCKHOLDER

ARTICLE 14. CHANGE IN CONTROL

14.1	TREATMENT OF OUTSTANDING AWARDS
14.2	TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE
IN CONTROL PROVISIONS
14.3	POOLING OF INTERESTS ACCOUNTING

ARTICLE 15. AMENDMENT, MODIFICATION, AND TERMINATION

15.1	AMENDMENT, MODIFICATION, AND TERMINATION
15.2	AWARDS PREVIOUSLY GRANTED

ARTICLE 16. WITHHOLDING

16.1	TAX WITHHOLDING
16.2	SHARE WITHOLDING

ARTICLE 17. INDEMNIFICATION

ARTICLE 18. SUCCESSORS

ARTICLE 19. GENERAL PROVISIONS

19.1	LEGEND
19.2	GENDER AND NUMBER
19.3	SEVERABILITY
19.4	REQUIREMENTS OF LAW
19.5	SECURITIES LAW COMPLIANCE
19.6	LISTING
19.7	DELIVERY OF TITLE
19.8	INABILITY TO OBTAIN AUTHORITY
19.9	INVESTMENT REPRESENTATIONS
19.10	NO ADDITIONAL RIGHTS
19.11	EMPLOYEES BASED OUTSIDE OF THE UNITED STATES
19.12	UNCERTIFICATED SHARES
19.13	UNFUNDED PLAN
19.14	NO FRACTIONAL SHARES
19.15	GOVERNING LAW


ARTICLE 1
Establishment, Objectives, and Duration

1.1	ESTABLISHMENT OF THE PLAN.  Millennium Chemicals
Inc., a Delaware corporation (hereinafter referred to as the 'Company'), hereby establishes an incentive compensation plan to be known as the 'Millennium
Chemicals Inc. Omnibus Incentive Compensation Plan'
(hereinafter referred to as the 'Plan'), as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options,
Stock Appreciation Rights, Restricted Stock,
Performance Shares, Performance Units, Stock Awards and Cash-Based Awards.

Subject to approval by the Company's stockholders, the Plan shall become effective as of January 26, 2001 (the 'Effective Date') and shall remain in effect as provided in Section 1.3 hereof.

1.2	OBJECTIVES OF THE PLAN.  The objectives of the Plan
are to optimize the profitability and growth of the Company through annual and long-term incentives that are consistent with the Company's goals and that link the personal interests of Participants to those of the Company's stockholders; to provide Participants with an incentive for excellence in individual performance; and to promote teamwork among Participants.

The Plan is further intended to provide flexibility to the Company, its Affiliates, and Subsidiaries, in their ability to motivate, attract, and retain the services of Participants who make significant contributions to the Company's success and to allow
Participants to share in such success.

1.3	DURATION OF THE PLAN.  The Plan shall commence on the
effective Date, as described in Section 1.1 hereof, and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article 15 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions.
However, in no event may an Award be granted under the Plan on or after the tenth (10th) anniversary of the Effective Date.


Article 2.
Definitions

Whenever used in the Plan, the following terms shall have the meanings set forth below, and when the meaning is intended, the initial letter of the word shall be capitalized:

2.1	"AFFILIATE" shall have the meaning ascribed to such
term in Rule 12b-2 of the general Rules and Regulations of the Exchange Act.

2.2	"AWARD" means, individually or collectively, a grant
under this Plan of Nonqualified Stock Options,
Incentive Stock Options, Stock Appreciation Rights,
Restricted Stock, Performance Shares, Performance
Units, Stock Awards or Cash-Based Awards.

2.3	"AWARD AGREEMENT" means either an agreement entered
into by the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan or a statement issued by the Company to a Participant describing the terms and provisions of such Award.

2.4	"BOARD" OR "BOARD OF DIRECTORS" means the Board of
Directors of the Company.

2.5	"CASH-BASED AWARD" means an Award granted to a
Participant as described in Article 9 herein.

2.6	"CHANGE IN CONTROL" of the Company shall be deemed to
have occurred as of the first day that any one or more of the following conditions shall have been satisfied:

(a)	any 'person' as such term is used in Sections
13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common
Stock of the Company), becoming the 'beneficial owner' (as defined in Rule 13d-3 under the Exchange
Act), directly or indirectly, of securities of the Company representing twenty-five percent (25%) or more of the combined voting power of the Company's then outstanding securities;

(b)	during any period of two consecutive years (not
including any period prior to October 1, 1996), individuals who at the beginning of such period constitute the Board of Directors of the Company, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause
(a), (c) or (d) of this Section 2.6 or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest
(as such terms are used in Rule 14a-11 of Regulation
14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board of Directors;

(c)	the merger or consolidation of the Company with
any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger of consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of the company (or similar transaction) in which no person (other than those covered by the exceptions in (a) above) acquires more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control; or

(d)	the stockholders of the Company approve a plan of
complete liquidation of the Company or the closing of the sale or disposition by the Company of all or substantially all of the Company's assets other than the sale or disposition of all or substantially all of the assets of the Company to one or more
Subsidiaries (as defined below) of the Company or to a person or persons who beneficially own, directly or indirectly, at least (50%) or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale or disposition.
'Subsidiary' has the meaning set forth in Section 424 of the Code, as amended or superseded, and the term shall also include any partnership, limited liability company or other business entity if the Company owns, directly or indirectly, securities or other ownership interest representing at least fifty percent (50%) of the ordinary voting power or equity or capital interests of such entity. Notwithstanding any of the foregoing, the formation of Equistar Chemicals, LP ('Equistar') and the contribution of assets by Millennium Petrochemicals Inc. to Equistar on
December 1, 1997 shall not constitute a Change in Control, and the sale or disposition of all or any part of the Company's interest in Equistar shall not constitute a Change in Control.


2.7	"CODE" means the Internal Revenue Code of 1986, as
amended from time to time

2.8	"COMMITTEE" means the committee appointed by the
Board of Directors of the Company from among its members (which may be the Compensation Committee) and shall be comprised, unless otherwise determined by the Board of Directors, solely of not less than two members who shall be (i) 'Non-Employee Directors' within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Exchange Act and (ii) 'outside directors' within the meaning of Treasury Regulation Section 1.162-27(e)(3) under
Section 162(m) of the Code.

2.9	"COMPANY" means Millennium Chemicals Inc., a Delaware
corporation, and any successor thereto as provided in
Article 18 herein.

2.10	"DIRECTOR" means any individual who is a member of
the Board of Directors of the Company, provided, however, that any Director who is an Employee shall not be considered to be a Director under the Plan.

2.11	"DISABILITY" shall have the meaning ascribed to such
term in the Participant's governing long-term disability plan or if no such plan exists, at the discretion of the Board.

2.12	"DISABILITY" "EFFECTIVE DATE" shall have the meaning
ascribed to such term in Section 1.1 hereof.

2.13	"EMPLOYEE"  means any employee of the Company or its
Subsidiaries or Affiliates provided such Subsidiary or Affiliate has been designated by the Committee as eligible to receive Awards under the Plan.

2.14	"EXCHANGE ACT" means the Securities Exchange Act of
1934, as amended from time to time, or any successor act thereto.

2.15	"FAIR MARKET VALUE" means, for purposes of this Plan
and any Awards hereunder, (i) the closing price of the Company's Shares on the date of calculation (or on the last preceding trading date if Shares were not traded on such date) if the Company's Shares are readily tradable on a national securities exchange or other market system, (ii) if the Company's Shares are not readily tradable, the amount determined in good faith by the Committee as the fair market value of the Shares of the Company and (iii) in connection with a Change in Control of the Company or an event specified in Section 4.2, the value of the consideration paid to stockholders in connection with such Change in Control or event or, if no consideration is paid in respect thereof, the amount determined pursuant to clause (i) above.

2.16	"FREESTANDING SAR" means an SAR that is granted
independently of any Options, as described in Article
7.

2.17	"INCENTIVE STOCK OPTION" or 'ISO' means an option to
purchase Shares granted under Article 6 herein and that is designated as an Incentive Stock Option and that is intended to meet the requirements of Code
Section 422.

2.18	"INSIDER" shall mean an individual who is, on the
relevant date, an officer, director or ten percent
(10%) beneficial owner of any class of the Company's equity securities that is registered pursuant to
Section 12 of the Exchange Act, all as defined under
Section 16 of the Exchange Act.

2.19	"NONQUALIFIED STOCK OPTION" or "NQSO" means an option
to purchase Shares granted under Article 6 herein and that is not intended to meet the requirements of Code
Section 422, or that otherwise does not meet such requirements.

2.20	"OPTION" means an Incentive Stock Option or a
Nonqualified Stock Option, as described in Article 6 herein.

2.21	"OPTION PRICE" means the price at which a share may
be purchased by a Participant pursuant to an Option.

2.22	"PARTICIPANT" means an Employee or Director who has
been selected to receive an Award or who has outstanding an Award granted under the Plan

2.23	"PERFORMANCE-BASED AWARD" means the Awards that
qualify for the Performance-Based-Exception.

2.24	"PERFORMANCE-BASED-EXCEPTION" means the performance-
based exception from the tax deductibility limitations of Code Section 162(m).

2.25	"PERFORMANCE SHARE" means an Award granted to a
Participant, as described in Article 9 herein.

2.26	"PERFORMANCE UNIT" means an Award granted to a
Participant, as described in Article 9 herein.

2.27	"PERIOD OF RESTRICTION" means the period during which
the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, as provided in Article 8 herein.

2.28	"PERSON" shall have the meaning ascribed to such term
in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a 'group' as defined in Section 13(d) thereof.

2.29	"RESTRICTED STOCK" means an Award granted to a
Participant pursuant to Article 8 herein.

2.30	"RETIREMENT" means, unless otherwise determined by
the Committee or as specifically provided in an Award
Agreement, the Participant's termination of employment after such Participant reaches age fifty
(50) with the accrual of fifteen (15) years of service (as defined in the qualified retirement plan applicable to such Participant).

2.31	"SHARES" means the common stock, $.01 par value, of
the Company.

2.32	"STOCK APPRECIATION RIGHT" or 'SAR' means an Award,
granted alone or in connection with a related Option, designated as an SAR, pursuant to the terms of
Article 7 herein.

2.33	"STOCK AWARD" means an Award, granted pursuant to the
terms of Section 9.7 herein.

2.34	"SUBSIDIARY" means any corporation, partnership,
joint venture, or other entity in which the Company has a majority voting interest.

2.35	"TANDEM SAR" means an SAR that is granted in
connection with a related Option pursuant to Article
7 herein, the exercise of which shall require forfeiture of the right to purchase a Share under the related Option (and when a Share is purchased under the Option the Tandem SAR shall similarly be canceled).


ARTICLE 3
ADMINISTRATION

3.1	    GENERAL.  Subject to the terms and conditions of
the Plan, the Plan shall be administered by the Committee; provided, however, that the administration of the Plan with respect to Awards granted to Directors shall be administered by the Board. The members of the Committee shall be appointed from time to time by, and shall serve at the discretion of, the Board of Directors. The Committee is authorized, subject to the provisions of the Plan, to establish such rules and regulations as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations and to take such action in connection with the Plan and any Awards granted hereunder as it deems necessary or advisable. All determinations and interpretations made by the Committee shall be binding and conclusive on all Participants and their legal representatives.
The Committee may delegate to one or more of its members, or to one or more agents, such administrative duties as it may deem advisable, and the Committee, or any person to whom it has delegated duties as aforesaid, may employ one or more persons to render advice with respect to any responsibility the Committee or such person may have under the Plan.
The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Subsidiary or Affiliate whose employees have benefited from the Plan, as determined by the Committee. No member of the Committee or the Board and no employee of the Company or any of its Subsidiaries shall be liable for any act or failure to act hereunder except in circumstances involving his or her bad faith or willful misconduct, or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Committee and the Board and any agent of the Committee or the Board who is an employee of the Company, a Subsidiary or an Affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act of failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person's bad faith or willful misconduct.

3.2	     AUTHORITY OF THE COMMITTEE.  Authority of the
Committee. Except as limited by law or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan;
establish, amend, or waive rules and regulations for the Plan's administration; and amend the terms and conditions of any outstanding Award as provided in the Plan. Further, the Committee shall make all other determinations that may be necessary or available for the administration of the Plan.

Notwithstanding anything else in this Plan to the contrary, the Board shall make all such decisions and determinations with respect to Directors, and references in this Plan to the Committee shall be to the Board with respect to Directors and Awards granted to Directors, unless the context clearly indicates otherwise.

3.3	DECISIONS BINDING.  All determinations and decisions
made by the Committee pursuant to the provision of the Plan and all related orders and resolutions of the Committee shall be final, conclusive, and binding on all people, including the Company, its stockholders, Directors, Employees, Participants, and their estates and beneficiaries.


ARTICLE 4.
SHARES SUBJECT TO THE PLAN AND MAXIMUM AWARDS

4.1	NUMBER OF SHARES.  Available for Grants. Subject to
adjustments as provided in Section 4.2 herein, the number of Shares that may be subject o Awards, including Options, under the Plan shall be 3,200,000
Shares, of which no more than 1,000,000 Shares may be granted in the form of Restricted Shares, and the maximum number of Shares with respect to which Awards may be granted or measured to any individual
Participant under the Plan during the term of the Plan shall not exceed 1,500,000 Shares. Any Shares subject to an Option or stock Appreciation Right which for any reason are cancelled or terminated without having been exercised, any Shares subject to Stock Awards, Performance Shares or Performance Units which are forfeited, any Shares subject o Performance
Awards settled in cash or any Shares delivered to the Company as part of full payment for the exercise of an Option or Stock Appreciation Right shall again be available for Awards under the Plan. The preceding sentence shall apply only for purposes of determining the aggregate number of Shares subject to Awards but shall not apply for purposes of determining the maximum number of Shares with respect to which Awards
(including the maximum number of Shares subject to Options and Stock Appreciation Rights) that may be granted to any individual Participant under the Plan.
The following rules shall apply to grants of such Awards under the Plan:

(a)	Stock Options: The maximum aggregate number of
Shares that may be granted in the form of Stock
Options, pursuant to any Award granted in any one fiscal year to any one single Participant shall be 1,000,000 Shares.

(b)	SARs: The maximum aggregate number of Shares that
may be granted in the form of Stock Appreciation
Rights, pursuant to any Award granted in any one fiscal year to any one single Participant shall be 1,000,000 Shares.

(c)	Restricted Stock: The maximum aggregate grant with
respect to Awards of Restricted Stock granted in any one fiscal year to any one Participant shall be 500,000 Shares.

(d)	Performance Shares/Performance Units and Cash-
Based Awards: The maximum aggregate grant with respect to Awards of Performance Shares made in any one fiscal year to any one Participant shall be equal to the value of 500,000 Shares; the maximum aggregate amount awarded or credited with respect to Cash-Based
Awards or Performance Units to any one Participant in any one fiscal year may not exceed twelve million dollars ($12,000,000).

(e)	Stock Awards:  The maximum grant with respect to
Awards of Stock Awards granted in any one fiscal year to any one Participant shall be 500,000 Shares.

4.2	ADJUSTMENTS IN AUTHORIZED SHARES.   If there shall be
any change in the Shares of the Company or the capitalization of the Company through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spin-off, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, the Committee, in its sole discretion, in order to prevent dilution or enlargement of Participants' rights under the Plan, shall adjust, in an equitable manner, as applicable, the number and kind of Shares that may be issued under the Plan, the number and kind of Shares subject to outstanding Awards, the exercise price applicable to outstanding Awards, the Fair Market Value of the Shares and other value determinations applicable to outstanding Awards;
provided, however, that any such arithmetic adjustment to a Performance-Based Awards shall not cause the amount of compensation payable thereunder to be increased from what otherwise would have been due upon attainment of the unadjusted award.
Appropriate adjustments may also be made by the Committee in the terms of any Awards under the Plan to reflect such changes or distributions and to modify any other terms of outstanding Awards on an equitable basis, including modifications of performance targets and changes in the length of performance periods; provided, however, that any such arithmetic adjustment to a Performance-Based Award shall not cause the amount of compensation payable there under to be increased from what otherwise would have been due upon attainment of the unadjusted award. In addition, other than with respect to Options, Stock Appreciation Rights, and other awards intended to constitute Performance-Based Awards, the Committee is authorized to make adjustments to the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles. Notwithstanding the foregoing, (i) each such adjustment with respect to an Incentive Stock
Option shall comply with the rules of Section 424(a) of the Code, and (ii) in no event shall any adjustment be made which would refer any Incentive
Stock Option granted hereunder other than an incentive stock option for purposes of section 422 of the Code. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.


ARTICLE 5
ELIGIBILITY AND PARTICIPATION

5.1	ELIGIBILITY.  Persons eligible to participate in this
Plan include all Employees and Directors.

5.2	ACTUAL PARTICIPATION.   Subject to the provisions of
the Plan, the Committee may, from time to time, select from all eligible Employees and Directors, those to whom Awards shall be granted and shall determine the nature and amount of each Award.


ARTICLE 6
STOCK OPTIONS

6.1	    GRANT OF OPTIONS.  Subject to the terms and
provisions of the Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee.

6.2	AWARD AGREEMENT.  Each Option grant shall be
evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Code Section 422, or an NQSO whose grant is intended not to fall under the provisions of Code Section 422. An outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (except in accordance with Section
4.2 of the Plan or Article 14)

6.3	OPTION PRICE.  The Option Price for each grant of an
Option under this Plan shall be as determined by the Committee; provided, however, subject to Section 6.11 below, that the per-share exercise price shall not be less than 100% of the Fair Market Value of the Common
Stock on the date the Stock Option is granted.

6.4	DURATION OF OPTIONS.  Each Option granted to a
Participant shall expire at such time as the Committee shall determine at the time of grant;
provided, however, subject to Section 6.11 below, no Option shall be exercisable later than the tenth
(10th) anniversary date of its grant.

6.5	EXERCISE OF OPTIONS.  Options granted under this
Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for each grant or for each Participant.

6.6	    PAYMENT.  Options granted under this Article 6
shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares.

The Option Price upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent; or (b) at the discretion of the Committee, by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares that are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price); or (c) by a combination of (a) and (b); or (d) any other method approved by the Committee in its sole discretion at the time of grant and as set forth in the Award Agreement.

The Committee also may allow cashless exercise as permitted under Federal Reserve Board's Regulation T, subject to applicable securities law restrictions, or by any other means which the Committee determines to be consistent with the Plan's purpose and applicable law.

Subject to any governing rules or regulations, as soon as practicable after receipt of a written notification of exercise and full payment, the Company shall deliver to the Participant, in the Participant's name, Share certificates in an appropriate amount based upon the number of Shares purchased under the Option(s).

Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

6.7	RESTRICTIONS ON SHARE TRANSFERABILITY.  The Committee
may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including without limitation, restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

6.8	TERMINATION OF EMPLOYMENT/DIRECTORSHIP.  Each
Participant's Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant's employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination.

6.9	POST-EMPLOYMENT EXERCISES.  The exercise of any
Option after termination of employment of an Employee with the Company, its Subsidiaries or Affiliates shall be subject to such conditions as imposed by the Committee at the time of the Award Agreement and satisfaction of the conditions precedent that the Employee neither (i) competes with, or takes other employment with or renders services to a competitor of, the Company, its Subsidiaries or Affiliates without the written consent of the Company, nor (ii) conducts himself or herself in a manner adversely affecting the Company; provided, however, that the Committee, in its sole discretion, may waive any conditions imposed in the Award Agreement or as set forth in (i) and (ii) above relating to the exercise of Options after the date of termination of Employment during the term of the option.

6.10	NONTRANSFERABILITY OF OPTIONS.

(a)	Incentive Stock Options.  No ISO granted under the
Plan maybe sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.
Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant.

(b)	Nonqualified Stock Options.  Except as provided
below, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and all NSQOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant. Notwithstanding the foregoing, at the discretion of the Committee, an Award Agreement for the grant of NQSO may permit the transferability of such an Award by a Participant solely to the Participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entitles owned solely by such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the Award
Agreement.

6.11	REQUIREMENTS FOR INCENTIVE STOCK OPTIONS.  Incentive
Stock Options may be granted only to Participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code) at the date of grant. The aggregate Fair
Market Value (determined as of the time the Incentive
Stock Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all option plans for the Company and of any parent corporation or subsidiary corporation (as defined in Section 424(e) and (f) of the Code, respectively)) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock
Options will be taken into account in the order in which they are granted. The per-share exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market value of the Shares on the date of grant, and no Incentive Stock Option may be exercised later than ten years after the date it is granted; provided, however, Incentive Stock Options may not be granted to any Participant who, at the time of grant, owns Stock possessing (after the application of the attribution rules of Section
424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, unless the exercise price is fixed at not less than 110% of the Fair Market value of the Shares on the date of grant and the exercise of such option is prohibited by its terms after the expiration date of five years from the date of grant of such option. In addition, no Incentive Stock
Option may be issued to a Participant in tandem with a Nonqualified Stock Option.


ARTICLE 7
STOCK APPRECIATION RIGHTS

7.1	GRANT OF SARs.  Subject to the terms and conditions
of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant
Freestanding SARs, Tandem SARs, or any combination of these forms of SAR.

Subject to the terms and conditions of the Plan, the Committee shall have complete discretion in determining the number of SARs granted to each Participant and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs.

The grant price of a Freestanding SAR shall equal the Fair Market Value of a share on the date of grant of the SAR. The grant price of Tandem SARs shall equal the Option Price of the related Option.

7.2	 SAR AGREEMENT.  Each SAR grant shall be evidenced by
an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.

7.3	TERM OF SARS.  The term of an SAR granted under the
Plan shall be determined by the Committee, in its sole discretion, provided however, that no SAR shall be exercisable later than then tenth (10th) anniversary date of its grant.

7.4	EXERCISE OF FREESTANDING SARS.  Free standing SARs
may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.

7.5	EXERCISE OF TANDEM SARS.  Tandem SARs may be
exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option a Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable.

Notwithstanding any other provision of this Plan to the contrary, with respect to a Tandem SAR granted in connection with an ISO: (a) the Tandem SAR will expire no later than the expiration of the underlying
ISO; (b) the value of the payout with respect to the Tandem SAR may be for no more than one hundred percent (100%) of the difference between the Option
Price of the underling ISO and the Fair Market value of the Share subject to the underling ISO at the time the Tandem SAR is exercised; and (c) the Tandem SAR may be exercised only when the Fair Market value of the Shares subject to the ISO exceeds the Option
Price of the ISO.

7.6	PAYMENT OF SAR AMOUNT.  Upon exercise of an SAR, a
Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a)	The difference between the Fair Market Value of a
Share on the date of exercise over the grant price;
by
(b)	The number of Shares with respect to which the SAR
is exercised.

At the discretion of the Committee, the payment upon SAR exercise may be in cash, in Shares of equivalent value, in some combination thereof, or in any other manner approved by the Committee at its sole discretion. The Committee's determination regarding the form of SAR payout shall be set forth in the Award
Agreement pertaining to the grant of the SAR.

7.7	TERMINATION OF EMPLOYMENT/DIRECTORSHIP.  Each Award
Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant's employment or directorship with the Company, its Affiliates, and/or its subsidiaries, as the case may be. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award
Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.

7.8	POST-EMPLOYMENT EXERCISES.  The exercise of any SAR
after termination of employment of an Employee with the Company, its Subsidiaries or Affiliates shall be subject to such conditions as imposed by the Committee at the time of the Award Agreement and satisfaction for the conditions precedent that the Employee neither (i) competes with, or takes other employment with or renders services to a competitor of, the Company, its Subsidiaries or Affiliates without the written consent of the Company, nor (ii) conducts himself or herself in a manner adversely affecting the Company; provided, however, that the Committee, in its sole discretion, may waive any conditions imposed in the Award Agreement or as set forth in (i) and (ii) above relating to the exercise of any SAR after the date of termination of employment during the term of the option.

7.9	NONTRANSFERABILITY OF SARs.  Except as provided
below, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution, and all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. Notwithstanding the foregoing, at the discretion of the Committee, an Award Agreement for the grant of an SAR may permit the transferability of such an Award by a Participant solely to the Participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such person, including trusts for such persons, subject to any restriction included in the Award
Agreement.


ARTICLE 8
RESTRICTED STOCK

8.1	GRANT OF RESTRICTED STOCK.  Subject to the terms and
provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted
Stock to Participants in such amounts as the Committee shall determine.

8.2	RESTRICTED STOCK AGREEMENT.  Each Restricted Stock
grant shall be evidenced by a Stock Award Agreement that shall specify the Period(s) of Restriction, the number of Shares of Restricted Stock granted, and such other provisions as the Committee shall determine.

8.3	TRANSFERABILITY.  Except as provided in this Article
8, the Shares of Restricted Stock granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock
Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Restricted
Stock Award Agreement and all rights with respect to the Restricted Stock granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant. Notwithstanding the foregoing, at the discretion of the Committee, an Award Agreement for the grant of Restricted Stock may permit the transferability of such an Award by a Participant solely to the Participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entitles owned solely by such persons, including trusts for such persons, subject to any restriction included in the Award Agreement.

8.4	OTHER RESTRICTONS.  The Committee shall impose such
other conditions and/or restrictions on any Shares of Restricted Stock granted pursuant to the Plan it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions, and/or restrictions under applicable federal or state securities laws.

To the extent deemed appropriate by the Committee, the Company may retain the certificates representing
Shares of Restricted Stock in the Company's possession until such time as all conditions and/or restrictors applicable to such Shares have been satisfied.

Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted
Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the applicable Period of Restriction.

8.5	VOTING RIGHTS.  If the Committee so determines,
Participants holding Shares of Restricted Stock granted hereunder may be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction.

8.6	     DIVIDENDS AND OTHER DISTRIBUTIONS.  During the
Period of Restriction, Participants holding Shares of
Restricted Stock granted hereunder may, if the Committee so determines, be credited with dividends paid with respect to the underlying Shares while they are so held, in a manner determined by the Committee in its sole discretion. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. Without limiting the generality for the preceding sentence, if the grant or vesting of Restricted Shares is designed to comply with the requirements of the Performance-Based Exception, the Committee may apply any restrictions it deems appropriate to the payment of dividends declared with respect to such Restricted Shares, such that the dividends and/or the Restricted Shares maintain eligibility for the Performance-Based Exception.

8.7	TERMINATION OF EMPLOYENT/DIRECTORSHIP.  Each Award
Agreement shall set forth the extent to which the Participant shall have the right to receive unvested
Restricted Shares following termination for the Participant's employment or directorship with the Company. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with each Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination.


ARTICLE 9
PERFORMANCE UNITS, PERFORMANCE SHARES
AND CASH-BASED AWARDS; STOCK AWARDS

9.1	GRANT OF PERFORMANCE UNITS/SHARES AND CASH-BASED
AWARDS. Subject to the terms of the Plan, Performance
Units, Performance Shares, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, and Awards granted under this Article 9 may consist of any combination of Performance Units, Performance
Shares and/or Cash-Based Awards.

9.2	VALUE OF PERFORMANCE UNITS/SHARES AND CASH-BASED
AWARDS. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. Each Performance Share shall have an initial value equal to or greater than the Fair
Market Value of a Share on the date of grant.  Each
Cash-Based Award shall have a value as may be determined by the Committee. The Committee shall set performance goals in its discretion which, depending on the extent to which they are met, will determine the number and/or value of Performance Units/Shares and Cash-Based Awards that will be paid out to the Participant. For purposes of this Article 9, the time period during which the performance goals must be met shall be called a 'Performance Period.'

9.3	EARNING OF PERFORMANCE UNITS/SHARES AND CASH-BASED
AWARDS. Subject to the terms of this Plan, after the applicable Performance Period has ended (including any period of deferral as provided in Section 9.4 hereof), the holder of Performance Units/Shares and Cash-Based Awards shall be entitled to receive payout on the number and value of Performance Units/Shares and Cash-Based Awards earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance goals have been achieved.

9.4	FORM AND TIMING OF PAYMENT OF PERFORMANCE
UNITS/SHARES AND STOCK/CASH-BASED AWARDS. Payment of earned Performance Units/Shares and Cash-Based Awards shall be as determined by the Committee and as evidenced in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units/Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) that have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares and Cash-Based Awards at the close of the applicable Performance Period.
Such Shares may be granted subject to any restrictions deemed appropriate by the Committee.
The determination of the Committee with respect to the form of payout of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

At the discretion of the Committee, Participants holding Performance Units/Shares may be entitled to receive dividend units with respect to dividends declared with respect to the Shares. Such dividends may be subject to the same accrual, forfeiture, and payout restrictions as apply to dividends earned with respect to Shares of Restricted stock, as set forth in Section 8.6 herein, as determined by the Committee.

Notwithstanding the above, a Participant may elect to defer, or the Committee may require or permit the deferral of, the receipt of Awards under Article 9 upon such terms as the Committee deems appropriate.

9.5	TERMINATION OF EMPLOYMENT/DIRECTORSHIP.  In the event
the employment or directorship terminates for any reason, including by reason of death, disability, or retirement, all Performance Units/Shares and Cash-
Based Awards shall be forfeited by the Participant to the Company unless determined otherwise by the Committee, as set forth in the Participant's Award
Agreement.

9.6	    NONTRANSFERABILITY.  Except as provided below,
Performance Units/Shares and Cash-Based Awards may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution and a Participant's rights under the Plan shall be exercisable during the Participant's lifetime only by the Participant. Notwithstanding the foregoing, at the discretion of the Committee, an Award Agreement for the grant of Performance Units/Shares and Cash-
Based Awards may permit the transferability of any such Awards by a Participant solely to the Participant's spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entitles owned solely by such persons, including trusts for such persons, subject to any restriction included in the Award
Agreement.

9.7	STOCK AWARDS.  The Committee may, in its discretion,
grant Stock Awards (which may include mandatory payment of bonus incentive compensation in stock), consisting of Shares issued or transferred to Participants with or without other payments therefore. Stock Awards may be subject to such terms and conditions as the Committee determines appropriate, including, without limitation, restrictions on the sale or other disposition of such Shares, the right of the Company to reacquire such Shares for no consideration upon termination of the Participant's employment within specified periods, and may constitute Performance-Based Awards, as described in Article 10 hereof. The Committee may require the Participant to deliver a duly signed stock power, endorsed in blank, relating to the Shares covered by such an Award. The Committee may also require that the stock certificates evidencing such Shares be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed. The Stock Award shall specify whether the Participant shall have, with respect to the Shares subject to a Stock Award, all of the rights of a holder of Shares of the Company, including the right to receive dividends and to vote the Shares.
Notwithstanding the foregoing, at the discretion of the Committee, an Award Agreement for the grant of a Stock Award may permit the transferability of such an Award by a Participant solely to the Participant's spouse, siblings, parents, children and grandchildren or trusts of the benefit of such persons or partnerships, corporations, limited liability companies or other entitles owned solely by such persons, including trusts for such persons, subject to any restriction included in the Award Agreement.


ARTICLE 10
PERFORMANCE-BASED AWARDS AND PERFORMANCE MEASURES

10.1	PERFORMANCE-BASED AWARDS.  Certain Awards granted
under the Plan may be granted in a manner such that the Awards qualify as Performance-Based Awards. As determined by the Committee in its sole discretion, either the granting or vesting of such Performance-
Based Awards shall be based on achievement of hurdle rates and/or growth rates in one or more business criteria that apply to the individual Participant, one or more business units or the Company as a whole.
The business criteria shall be as set forth in
Section 10.2 hereof.  With respect to Performance-
Based Awards, (i) the Committee shall establish in writing (x) the performance goals applicable to a given period, and such performance goals shall state, in terms of an objective formula or standard, the method for computing the amount of compensation payable to the Participant if such performance goals are obtained and (y) the individual employees or class of employees to which such performance goals apply no later than 90 days after the commencement of such period (but in no event after 25% of such period has elapsed) and (ii) no Performance-Based Awards shall be payable to or vest with respect to, as the case may be, any Participant for a given period until the Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied. With respect to any Awards intended to qualify as Performance-Based Awards, after establishment of a performance goal, the Committee shall not revise such performance goal or increase the amount of compensation payable there under (as determined in accordance with Section 162(m) of the Code) upon the attainment of such performance goal. Notwithstanding the preceding sentence, the Committee may reduce or eliminate Awards payable upon the attainment of such performance goal.

10.2	PERFORMANCE MEASURES.  The performance measure(s) to
be used for purposes of Performance-Based Awards shall be chosen from among:

(a)	EVA(Registered Trademark)

(b)	Net earnings;

(c)	Earnings per share;

(d)	Net sales growth;

(e)	Net income (before or after taxes);

(f)	Net operating profit;

(g)	Return measures (including, but not limited to,
return on assets, equity, or sales);

(h)	Cash flow (including, but not limited to,
operating cash flow and free cash flow);

(i)	Cash flow return on investments, which equals net
cash flows divided by owner's equity;

(j)	Earnings before or after taxes, interest,
depreciation and/or amortization;

(k)	Internal rate of return or increase in net present
value;

(l)	Dividend payments to parent;

(m)	Gross revenues;

(n)	Gross margins;

(o)	Operating margin;

(p)	Share price (including, but not limited to, growth
measures and total shareholder return);

(q)	Expense targets;

(r)	Working capital targets relating to inventory
and/or accounts receivable;

(s)	Planning accuracy (as measured by comparing
planned results to actual results);

(t)	Comparisons to various stock market indices; and

(u)	Comparisons to the performance of other companies.

For purposes of this Plan, EVA(Registered Trademark) means the positive or negative value determined by net operating profits after taxes over charge for capital, or any other financial measure, as determined by the Committee in its sole discretion. (EVA is a registered trademark of Stern Stewart & Co.).

The Committee may provide in any such Award that any evaluation of performance exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax law, accounting principles or other laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; (e) extraordinary non-recurring items as described in Accounting Principles Board Opinion No.30 and/or in management's discussion and analysis of financial condition and results of operations appearing in the Company's annual report to stockholders for the applicable year; (f) acquisitions or divestitures; and
(g) foreign exchange gains and losses. To the extent such exclusions affect Awards to executives covered by
Section 162(m); they will be prescribed in resolutions that meet the requirements of Section 162(m) for deductibility.

In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing performance measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify for the Performance-Based Exception; the Committee may make such grants without satisfying the requirements of Code
Section 162(m).


ARTICLE 11
BENEFICIARY DESIGNATION

Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant's lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant's death shall be paid to the Participant's estate.


ARTICLE 12.
DEFERRALS

The Committee may permit or require a Participant to defer such Participant's receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Stock, or the satisfaction of any requirements or goals with respect to Performance Units/Shares and Cash-Based Awards. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.


ARTICLE 13
RIGHTS OF EMPLOYEES/DIRECTORS

13.1	EMPLOYMENT.  Nothing in the Plan shall interfere with
or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

13.2	PARTICIPATION.  No Employee or Director shall have
the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.

13.3	RIGHTS AS A STOCKHOLDER.  A Participant shall have
none of the rights of a shareholder with respect to shares of Common Stock covered by any Award until the Participant becomes the record holder of such shares.


ARTICLE 14
CHANGE IN CONTROL

14.1	TREATMENT OF OUTSTANDING AWARDS.  Upon the occurrence
of a Change in Control, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, or unless the Committee shall determine otherwise in the Award
Agreement.

(a)	Any and all Options and SARs granted
hereunder shall become immediately
exercisable, and shall remain exercisable throughout their entire term; Any restriction periods and restrictions imposed on
Restricted Shares that are not performance-based shall lapse; and

(b)	The target payout opportunities attainable
under all outstanding Awards of performance-based Restricted Stock, Performance Units,
Performance Shares, Stock Awards and Cash-based Awards shall be deemed to have been earned to the extent described below for the entire Performance Period(s) as of the effective date of the Change in Control. The vesting of all Awards denominated in Shares shall be accelerated as of the effective date of the change in Control, and there shall be paid out to Participants, within thirty (30) days following the effective date of the Change in Control, all Shares pursuant to such Awards based upon an assumed achievement of all targeted performance goals at the target (or at such greater level if achieved). Awards denominated in cash shall also vest and be paid to participants in cash, within thirty (30) days following the effective date of the Change in Control, with the amount of the cash award to be paid based on an assumed achievement of all targeted performance goals at the target (or at such greater level if achieved.).

14.2	TERMINATION, AMENDMENT, AND MODIFICATIONS OF CHANGE
IN CONTROL PROVISIONS. Notwithstanding any other provision of this Plan (but subject to the limitations of Section 15.2 hereof) or any Award
Agreement provision, the provisions of this Article
14 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards; provided, however, that the Board may not take any such action within the six months immediately prior to the date of a Change in Control which would affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant's outstanding Awards, and any such purported action is null.

14.3	POOLING OF INTERESTS ACCOUNTING.  Notwithstanding any
other provision of the Plan to the contrary, in the event that the consummation of a Change in Control is contingent on using pooling of interests accounting methodology, the Board may take any action necessary to preserve the use of pooling of interests accounting.


ARTICLE 15
AMENDMENT, MODIFICATION, AND TERMINATION

15.1	AMENDMENT, MODIFICATION, AND TERMINATION.  Subject to
the terms of the Plan and Article 14 the Board may at any time and from time to time, alter, amend, suspend, or terminate the Plan in whole or in part;
provided, however, that no amendment of the Plan may be made without approval of the stockholders of the Company if the amendment will: (i) disqualify any Incentive Stock Options granted under the Plan; (ii) increase the aggregate number of Shares that may be delivered under the Plan; (iii) increase any of the maximum amounts which can be paid to an individual
Participant under the Plan as set forth in Article 4 hereof; (iv) change the types of business criteria on which Performance-Based Awards are to be based under the Plan; or (v) modify the requirements as to eligibility for participation in the Plan.

15.2	AWARDS PREVIOUSLY GRANTED. Notwithstanding any other
provision of the Plan to the contrary (but subject to Section 14.3 hereof), no termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.


ARTICLE 16
WITHHOLDING

16.1	TAX WITHHOLDING.  The Company shall have the power
and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Plan.

16.2	SHARE WITHOLDING.  With respect to withholding
required upon the exercise of Options or SARs, upon the lapse of restrictions on Restricted Stock, or upon any other taxable event arising as a result of Awards granted hereunder, Participants may elect, subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by requesting the Company to purchase Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory tax that could be imposed on the transaction and required to be withheld by the Company. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.


ARTICLE 17
INDEMNIFICATION

Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and form any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her and from any and all amounts paid by him or her in settlement thereof, with the Company's approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.


ARTICLE 18
SUCCESSORS

All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.


ARTICLE 19
GENERAL PROVISIONS

19.1	LEGEND.  The Committee may require each person
receiving Shares pursuant to an Award under this Plan to represent to and agree with the Company in writing that the Participant is acquiring the Shares without a view to distribution thereof. In addition, to any legend required by this Plan, the certificates for such Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer of such Shares.

19.2	GENDER AND NUMBER.  Except where otherwise indicated
by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

19.3	SEVERABILITY.  In the event any provision of the Plan
shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

19.4	REQUIREMENTS OF LAW.  The granting of Awards and the
issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
The Company shall receive the consideration required by law for the issuance of Awards under the Plan.

19.5	SECURITIES LAW COMPLIANCE.  With respect to Insiders,
transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the 1934 Act, unless determined otherwise by the Board. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be deemed null and void to the extent permitted by law and deemed advisable by the Board.

19.6	LISTING.  The Company may use reasonable endeavors to
register Shares allotted pursuant to the exercise of an Option with the United States Securities and Exchange Commission or to the effect compliance with the registration, qualification, and listing requirements of any national securities laws, stock exchange, or automated quotation system.

19.7	DELIVERY OF TITLE.  The Company shall have no
obligation to issue or deliver evidence of title for Shares under the Plan prior to:

(a)	Obtaining any approvals from governmental agencies
that the Company determines are necessary or advisable; and

(b)	Completion of any registration or other
qualification of the Shares under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary or advisable.

19.8	INABILITY TO OBTAIN AUTHORITY.  The inability of the
Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company's counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

19.9	INVESTMENT REPRESENTATIONS.  As a condition to the
exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such representation is required.

19.10	NO ADDITIONAL RIGHTS.  Neither the Award nor any
benefits arising under this Plan shall constitute part of a Participant's employment contract with the Company or any Subsidiary or Affiliate, and accordingly subject to Sections 14.2 and 15.2, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Committee without giving rise to liability on the part of the Company or any Affiliate for severance payments.

19.11	EMPLOYEES BASED OUTSIDE OF THE UNITED STATES.
Notwithstanding any provision of the Plan to the contrary, in order to comply with provisions of laws in other countries in which the Company, its Affiliates, and its Subsidiaries operate or have Employees, the Board, in their sole discretion, shall have the power and authority to:

(a)	Determine which Affiliates and Subsidiaries will
be covered by the Plan;

(b)	Determine which Employees employed outside the
United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award
granted to Employees who are employed outside the Untied States to comply with applicable foreign laws;

(d)	Establish sub plans, modify exercise procedures,
and other terms and procedures to the extent such actions may be necessary or advisable. Any sub plans and modifications to Plan terms and procedures established under this Section 19.11 by the Board or the Committee shall be attached to this Plan document as Appendices; and

(e)	Take any action, before or after an Award is made,
which it deems advisable to obtain approval or comply with any necessary local government regulatory exemptions or approvals.

Notwithstanding the above, the Committee may not take any actions hereunder, and no Awards shall be granted, which would violate the Exchange Act, the Code, any securities law or governing statute or any other applicable law.

19.12	 UNCERTIFICATED SHARES. To the extent that the Plan
provides for issuance of certificates to reflect the transfer of Shares, the transfer of such Shares may be affected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange.

19.13	UNFUNDED PLAN.  Participants shall have no right,
title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.
The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

19.14	 NO FRACTIONAL SHARES.  No fractional Shares shall be
issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, or Awards, or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

19.15	 GOVERNING LAW.  The Plan and each Award Agreement
shall be governed by the laws of the state of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, recipients of an Award under the Plan are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of New York, county of New York, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.